Exhibit 99.1

Mad Catz® Announces Sale of Saitek® Simulation Product Line to Logitech

SAN DIEGO – September 15, 2016 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (NYSE MKT: MCZ), a global provider of innovative entertainment products, today announced that it has sold its Saitek brand and the Saitek line of flight, space and farm simulation game controller assets to Logitech International S.A. (“Logitech”) (Nasdaq: LOGI) for $13 million in cash.

On September 15, 2016, Mad Catz entered into an Asset Purchase Agreement with Logitech pursuant to which Mad Catz sold certain assets to Logitech for an aggregate cash purchase price of $13 million.  $11 million of the purchase price was paid in cash at closing and $2 million was deposited in escrow to fund any post-closing adjustments or claims. The assets sold by Mad Catz include specified trademarks, equipment and tooling, inventory, technical data and records, and other related documents necessary for the design, manufacture, marketing and distribution of interactive flight, space, and farm simulation controllers presently marketed and sold under the Saitek brand.  Additionally, eight of the Company’s research and development employees accepted employment offers with Logitech.

Karen McGinnis, President and Chief Executive Officer of Mad Catz, stated, "After a thorough and deliberate process, we believe this sale to Logitech brings Mad Catz attractive and certain value for the flight, space and farm simulation line of Saitek products.  We are pleased to find a company like Logitech that will lead Saitek into its next phase of growth and best support its strong acceptance within the flight simulation community while also allowing us to continue to leverage the world-class mice, keyboards and other products that were originally developed on the back of our acquisition of Saitek in 2007 and are now sold under the Mad Catz brand.”

“Our Board and management team are highly focused on enhancing shareholder value and we believe this transaction is consistent with our ongoing efforts, enabling us to improve our financial position and working capital to better support and grow our Mad Catz and Tritton video game accessories and headset brands.  As we continue to evolve our business strategy to operate the Company more strategically while leveraging resources more efficiently, we are confident that the sale of the Saitek brand and product line, along with the other previously-disclosed Company-wide initiatives, will result in improved financial performance and shareholder value.”

The transaction was recommended by a special committee of the Company’s Board of Directors consisting solely of disinterested directors and approved by the full Board of Directors. Wedbush Securities acted as financial advisor to Mad Catz in connection with the transaction and Stout Risius Ross Advisors rendered a fairness opinion.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming) and Tritton® (audio) brands. Mad Catz products cater to gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows PC and Mac® computers, smart phones, tablets and other smart devices. Mad Catz distributes its products through many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves the Company's expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “seek”, “anticipate,” “plan,” “estimate,” “expect” “believe” and “intend” and statements that an event or result “may,” “will,” “should,” “could” or “might” occur or be achieved and other similar expressions together with the negative of such expressions.  These forward-looking statements reflect management’s current beliefs and expectations and are based on information currently available to management, as well as its analysis made in light of its experience, perception of trends, current conditions, expected developments and other factors and assumptions believed to be reasonable and relevant in the circumstances. These assumptions include, but are not limited to, continuing demand by consumers for video game systems and accessories, the ability to maintain or extend our existing licenses, the ability to continue producing and selling our products in accordance with various intellectual property that might apply to said products, the continuance of timely and adequate supply from third party manufacturers and suppliers, the continued satisfaction of our obligations under our existing loan agreements and any future loan agreements we may obtain, the reaction of stockholders, customers, employees and counterparties to the proposed transaction, and diversion of management time and attention on transaction-related issues,. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company's most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. Forward-looking statements are not guarantees of future performance or outcomes and actual results could differ materially from those expressed or implied by the forward-looking statements. We assume no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Mad Catz, the Mad Catz logo, and RAT are trademarks or registered trademarks of Mad Catz Interactive, Inc., its affiliates and/or subsidiary companies. All other marks are the property of their owners.

Mad Catz Communications:

Dave McKeon

Chief Financial Officer

dmckeon@madcatz.com or (858) 790-5045

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

JCIR

mcz@jcir.com or (212) 835-8500